Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months ended June 30,
	2006	2005
Numerator:
Income from continuing operations	$36,000	$10,116
Discontinued operations, net	783	2,479
Gain on sale of discontinued operations	38,302	5,374
Preferred stock dividends	(4,468)	(4,468)

Net income available to common shareholders (Basic)	$70,617	$13,501

Minority interest in income convertible to common	491	—

Net income available to common shareholders (Diluted)	$71,108	$13,501

Denominator:
Denominator for basic earnings per share—weighted average shares	51,335	50,810
Effect of dilutive securities:
Convertible operating company units	975	—
Stock options	1,210	750

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	53,520	51,560

Basic earnings per share from continuing operations	$0.62	$0.11
Basic earnings per share from discontinued operations	0.76	0.16

Basic earnings per share	$1.38	$0.27

Diluted earnings per share from continuing operations	$0.60	$0.11
Diluted earnings per share from discontinued operations	0.73	0.15

Diluted earnings per share	$1.33	$0.26

Exhibit 11

(continued)

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Six Months ended June 30,
	2006	2005
Numerator:
Income from continuing operations	$44,676	$18,333
Discontinued operations, net	3,961	6,044
Gain on sale of discontinued operations	38,302	26,897
Preferred stock dividends	(8,936)	(8,936)

Net income available to common shareholders	$78,003	$42,338

Denominator:
Denominator for basic earnings per share—weighted average shares	51,220	50,695
Effect of dilutive securities:
Stock options	1,215	745

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	52,435	51,440

Basic earnings per share from continuing operations	$0.70	$0.19
Basic earnings per share from discontinued operations	0.82	0.65

Basic earnings per share	$1.52	$0.84

Diluted earnings per share from continuing operations	$0.68	$0.18
Diluted earnings per share from discontinued operations	0.81	0.64

Diluted earnings per share	$1.49	$0.82